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                                              --------------------------------
[THE INVESTORS RELATIONS COMPANY LOGO]  For:  First BancTrust Corporation       [NEWS RELEASE]
                                              206 S. Central Avenue             The Investor Relations Company serves as investor
                                              Paris, IL 61944                   relations counsel to this company, is acting on the
                                              (217) 465-6381                    company's behalf in issuing this news release and
                                                                                receiving compensation therefor. The information
                                                                                contained herein is furnished for information
                                                                                purposes only an dis not to be construed as an offer
                                                                                to buy or sell securities.
For further information:                      --------------------------------------------------------------------------------------


At First BancTrust:                             At The Investor Relations Company:                              EXHIBIT 99.1
Terry J. Howard                                 Brien Gately or
President and Chief Executive Officer           Mike Arneth
(217) 465-0260                                  (847) 296-4200

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           FIRST BANCTRUST CORPORATION REPORTS SECOND QUARTER RESULTS

               o    SECOND QTR. EPS RISES TO 17 CENTS VS. 13 CENTS A YEAR AGO

               o    COMMERCIAL LOAN GROWTH CONTINUES

               o    SYSTEM UPGRADES ENHANCE COMPETITIVE POSITION

PARIS, IL, AUGUST 9, 2005 -- First BancTrust Corporation (Nasdaq: FBTC), today reported second quarter net income of $400,000, or 17 cents per diluted share, compared with $324,000, or 13 cents per diluted share, a year earlier. All share data has been adjusted to account for the 2-1 stock split effective May 21, 2004.

For the six months ended June 30, 2005, net income was $703,000, or 29 cents per diluted share, compared with $550,000, or 23 cents per diluted share, for the prior-year period.

"Our strategy to diversify our sources of income is allowing us to maintain a stable interest margin and achieve increased earnings, although we continued to experience pressure on our net interest margin," said Terry J. Howard, president and chief executive officer.

"Recent actions by the Federal Reserve have caused our cost of funds to rise, while the interest rates on home mortgages, our core business, have remained at or near historic lows. The success of our effort to diversify our loan portfolio, particularly through growth in commercial loans, has helped us stabilize our interest margin since the rates on those loans tend to vary with the prime rate. Ongoing programs to contain costs and improve our operating efficiency also were a factor in the growth in earnings," added Howard.

NET INTEREST INCOME
Howard noted that the First BancTrust's net interest margin during the second quarter was at 3.41 percent, down slightly from a year earlier. However, net interest income for the second quarter increased 3.6 percent, or $65,000, to $1.9 million from $1.8 million a year earlier, primarily because of increased interest income from loans. For the six months, net interest income increased about $108,000 to $3.7 million.

NONINTEREST INCOME, EXPENSE
Second quarter noninterest income decreased slightly to $842,000 compared with the same period a year ago, reflecting slight reductions in every category except for realized gains on securities sales of $79,000. For the six months, noninterest income increased $52,000 to just over $1.6 million.

Noninterest expense for the second quarter increased only slightly remaining close to the $2.1 million reported during the same quarter last year. For the six-month period, noninterest expense rose to



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$4.3 million from $4.1 million. This was due primarily to a reduction in the recovery of impairment of loan servicing rights to $22,000 from $118,000 during this time period last year.

LOANS, DEPOSITS
Total assets at June 30, 2005, were $234.1 million compared with $230.9 million at December 31, 2004. Loans at quarter-end, net of allowance for loan losses, stood at $128.5 million vs. $117.5 million at the end of 2004, an increase of
9.4 percent. Deposits were $159.3 million compared with $159.5 million at year-end 2004. Howard said deposits declined primarily because of the maturing of some significant certificates of deposit, as well as decreases in some municipal accounts to fund capital projects.

CHAMPAIGN COUNTY OPERATIONS REMAIN STRONG
First BancTrust's strategic decision to enter Champaign County continues to be validated by the performance of its operations there. Although its permanent Savoy, IL location has been operating for nearly a year, it is continuing to perform like a newly-opened branch, particularly in terms of commercial loan growth. The company's presence in Champaign County has allowed it to diversify its commercial loan portfolio with the addition of new loans for real estate development, warehouse construction and other projects.

The pending acquisition of Rantoul First Bank, announced in late April, is on schedule and expected to close on or about October 1, 2005. When completed, the Rantoul location will give First BancTrust a presence in northern Champaign County.

"We are seeing increased recognition in the Champaign County market. This is reflected in the continued growth of activity at Savoy and is also yielding benefits for our commercial lending operation. The Rantoul acquisition, when completed, should increase our overall visibility in this vibrant market. Over the long-term, we expect to increase our presence further to take full advantage of the opportunity Champaign County represents," said Howard.

PRODUCT DEVELOPMENT AND EXPANSION CONTINUES
Initiatives aimed at new product development and expansion continued in the second quarter. First BancTrust is making additional enhancements to its Web site to provide customers with greater convenience. For example, mortgage applications can soon be made almost entirely online and responses will be received by homebuyers within a few days. This improvement will enhance the company's competitive position, particularly in the Champaign County market where consumers expect to be able to conduct business using the Internet to a much greater extent. Additionally, a new item processing system is being installed that will give business customers a greatly enhanced and more rapid check-handling capability.

First BancTrust's Paris, IL headquarters is undergoing expansion to increase the efficiency of operations. Also, the expanded facility will make the banking experience more convenient for customers of all types. All financial products will be available in a single location, according to the company.


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"The second quarter was another major step in setting the groundwork for further improvements in both near- and longer-term results. The actions we are taking should yield increasing benefits in terms of our financial performance for the balance of 2005 and more significant gains in 2006 and beyond," said Howard.

ABOUT FIRST BANCTRUST
First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall and Savoy, Illinois. On June 30, 2005, the company had $234 million of total assets, $207 million of total liabilities and $27 million of stockholders' equity.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


                              ... TABLES FOLLOW ...

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                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)
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
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                           JUNE 30,        DEC. 31,
                                                                                               2005           2004
                                                                                            ----------     ----------
                                                                                            (unaudited)
   Total Assets                                                                             $  234,089     $  230,924
   Cash And Cash Equivalents                                                                     9,047          9,113
   Investment Securities                                                                        80,242         88,722
   FHLB Stock                                                                                    4,372          4,256
   Loans Held For Sale                                                                             750            138
   Loans, Net of Allowance for
     Loans Losses of $2,357 and $2,300                                                         128,526        117,448
   Deposits                                                                                    159,313        159,471
   Federal Home Loan Bank Advances                                                              40,500         40,500
   Stockholders' Equity                                                                         26,610         27,547

   Book Value Per Common Share                                                              $    11.06     $    11.04


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SUMMARY OF OPERATIONS                                         THREE MONTHS ENDED JUNE 30    SIX MONTHS ENDED JUNE 30
                                                                 2005           2004           2005           2004
                                                              ----------     ----------     ----------     ----------
                                                                                    (unaudited)
                                                              -------------------------------------------------------
   Interest Income                                            $    3,091     $    2,907     $    6,050     $    5,827
   Interest Expense                                                1,183          1,064          2,303          2,188

   Net Interest Income                                             1,908          1,843          3,747          3,639

   Provision For Loan Losses                                          94            112            188            262

   Net Interest Income After Provision For Loan Losses             1,814          1,731          3,559          3,377
   Noninterest Income                                                842            853          1,652          1,600
   Noninterest Expense                                             2,127          2,097          4,284          4,144

   Income Before Income Tax                                          529            487            927            833
   Income Tax Expense                                                129            163            224            283

   Net Income                                                 $      400     $      324     $      703     $      550


SHARE DATA
   Weighted Avg. Shares Out. - Basic                           2,257,630      2,260,285      2,273,433      2,254,770
   Weighted Avg. Shares Out. - Diluted                         2,394,229      2,424,429      2,411,762      2,413,465

   Basic Earnings Per Share                                   $     0.18     $     0.14     $     0.31     $     0.24
   Diluted Earnings Per Share                                 $     0.17     $     0.13     $     0.29     $     0.23

RATIOS BASED ON NET INCOME
   Return on Average
     Stockholders' Equity                                           5.94%          4.97%          5.18%          4.16%
     Return On Average Assets                                       0.69%          0.58%          0.61%          0.49%


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